EXHIBIT 14.1

INDUSTRIAL INCOME TRUST INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

It is the policy of Industrial Income Trust Inc. (the “Company”) that our business be conducted in accordance with the highest moral, legal and ethical standards. Our reputation for integrity is our most important asset and each employee, officer and director must contribute to the care and preservation of that asset. This Code of Business Conduct and Ethics (the “Code”) is presented to assist you in guiding your conduct to enhance the reputation of our Company, and to help foster a culture of honesty and accountability.

The Code is drafted broadly and cannot cover every issue that may arise. No code of business conduct or ethics can effectively substitute for the thoughtful behavior of an ethical director, officer or employee. It does provide, however, basic principles to help guide employees, officers and directors of the Company. There will be times when you are unsure about how this Code applies. When in doubt, ask before you act.

Upholding the Code is the responsibility of every employee, officer and director. Department heads are responsible for Code enforcement in their departments and managers are accountable for the employees who report to them.

Because the Company is externally advised by Industrial Income Advisors LLC (the “Advisor”), the terms and provisions of this Code shall apply to employees of the Advisor at such times as they are performing services on behalf of the Company. All references to “employees” in this Code shall include employees of the Advisor at such times as they are performing services on behalf of the Company. In the event of a conflict between the terms of this Code and any other code of conduct or policies to which you may be subject, the more restrictive provisions shall control.

Legal Compliance

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. Pertinent laws, rules and regulations of every jurisdiction in which the Company operates must be followed. Each employee is charged with the responsibility of acquiring sufficient knowledge of the laws, rules and regulations relating to his or her particular duties in order to recognize potential dangers and to know when to seek legal advice. In any instance where the law is ambiguous or difficult to interpret, the matter should be reported to the Company’s management who in turn will seek legal advice from the Company’s legal counsel as appropriate.

Ethical Conduct

Beyond compliance with laws, the Company requires that all employees, officers and directors act in a manner which meets the highest standards of ethical behavior. The honesty and integrity of our business conduct must not be compromised. The Company will not condone ethical violations for the sake of personal gain, personal advantage, expediency, or perceived business advantage.

Transactions Involving Company Securities

“Insider trading” refers generally to buying or selling a security while in possession of material, non-public (i.e., “inside”) information about the security. Insider trading is illegal and against Company policy. Such trading can cause significant harm to the reputation for integrity and ethical conduct of the Company. Federal securities laws impose civil and criminal penalties upon persons who use inside information when buying and selling securities or who give inside information to others who use it when buying or selling securities. Liability for violating the laws against “insider trading” can extend not only to the Company’s senior executives, but also to the Company’s employees, other officers and directors and to relatives and friends of those persons.

No employee, officer, director, or agent of the Company may trade in the securities of the Company if he or she possesses inside information about the Company. Further, no employee, officer, director or agent of the Company may trade in the securities of any other company if he or she possesses inside information about such other company, including information about such other company gained during employment or engagement with the Company. In addition, an insider who has knowledge of inside information about the Company or about any other company must not disclose such information to family, friends, business or social acquaintances, other employees (unless such employees have a position with the Company giving them a right and need to know), or other third parties. An insider may not disclose inside information or make trades in securities of the Company or such other company until the third business day after that information has been made public by the Company or such other company.

Inside information about the Company or another company that is not known to the investing public may include, among other things: strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments or prospects; a change in control or a significant change in management; impending securities splits, securities dividends or changes in dividends to be paid; a call of securities for redemption; and, most importantly, financial results.

The Company may from time to time adopt a more detailed insider-trading policy involving Company securities and each employee, officer and director is subject to that policy. If you have any questions about the insider-trading policy, please consult the Company’s General Counsel.

Fair Dealing

We seek to outperform our competition fairly and honestly. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees and other third parties. In the course of business dealings on behalf of the Company, no employee should take unfair advantage of another person or party through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing business practice.

Relationships with Tenants, Contractors, Real Estate Brokers/Agents, Partners, Lenders, Customers and Suppliers

Our business success depends upon our ability to foster lasting relationships with individuals outside of our organization and the Company is committed to dealing with those individuals fairly, honestly and with integrity. Information supplied should be as current, accurate and complete as available and no one acting on behalf of the Company will deliberately misrepresent information to others. Entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, decisions of a tenant, contractor, real estate broker/agent, partner, lender, customer or supplier unless expressly approved by the Company.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace and throughout all business dealings. Employees should avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws, rules or regulations governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

Conflicts Of Interest

The Company relies on the integrity and undivided loyalty of our employees, officers and directors to maintain the highest level of objectivity in performing their duties. Each employee, officer and director has a duty of honesty and loyalty to the Company, to further its aims and goals and to work on behalf of its best interests with the highest level of integrity. Each employee, officer or director is expected to avoid any situation in which his or her personal interests conflict, or have the appearance of conflicting, with those of the Company. Individuals must not allow personal considerations or relationships to influence them in any way when representing the Company in business dealings.

A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform work on behalf of the Company objectively and effectively. Conflicts also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, such persons are of special concern. The consequences of such behavior have the potential to do great harm to the Company and all employees, officers and directors by disrupting business and undermining public confidence. Employees, officers and directors are expected to be totally free of any competing interest when making business decisions. Accordingly, all employees, officers and directors must refrain from personal activities or interests that could influence their objective decision-making ability.

All employees, officers and directors must exercise great care any time their personal interests might conflict with those of the Company. The appearance of a conflict often can be as damaging as an actual conflict. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest. Non-employee directors are expected to make appropriate disclosures to the Board of Directors (the “Board”) and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving the Company as to which they are interested parties or with respect to which a real or apparent conflict of interest exists.

The following sections review several common problems involving conflicts of interest. The list is not exhaustive. Each individual has a special responsibility to use his or her best judgment to assess objectively whether there might be even the appearance of acting for reasons other than to benefit the Company, and to discuss any conflict openly and candidly with the Company.

Payments and Gifts

Employees who deal with the Company’s lenders, tenants, customers, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no employee, officer or director should ever receive a payment or anything of value in exchange for a decision involving the Company’s business. Similarly, no employee, officer or director of the Company should ever offer anything of value to government officials or others to obtain a particular result for the Company. Bribery, kickbacks or other improper payments have no place in the Company’s business and will not be tolerated.

The Company recognizes exceptions for token gifts of nominal value or customary business entertainment, when a clear business purpose is involved. If you are in doubt about the policy’s application, the Company’s General Counsel should be consulted.

Personal Financial Interests; Outside Business Interests

Employees should avoid any outside financial interests that might be in conflict with the interests of the Company. No employee may have any significant direct or indirect financial interest in, or any business relationship with, a person or entity that is a material tenant, contractor, real estate broker/agent, customer, partner, lender or competitor of the Company. A financial interest includes any interest as an owner, creditor or debtor. Indirect interests include those through an immediate family member or other person acting on his or her behalf. This policy does not apply to an employee’s arms’-length purchases of goods or services for personal or family use, or to the ownership of shares in a publicly held corporation.

Employees should not engage in outside jobs or other business activities that compete with the Company in any way. Further, any outside or secondary employment (“moonlighting”) may interfere with the job being performed for the Company and is discouraged. Under no circumstances may employees have outside interests that are in any way detrimental to the best interests of the Company.

You must disclose to the General Counsel any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, your judgment or decisions as a Company employee, officer or director, as the case may be. The General Counsel will then determine if there is a conflict and, if so, how to resolve it without compromising the Company’s interests.

Loans or Other Financial Transactions

No employee, officer or director may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material tenant, contractor, real estate broker/agent, partner, lender, customer, supplier or competitor of the Company. This guideline does not prohibit arms’-length transactions with recognized banks, brokerage firms, other financial institutions or any company that is a material tenant, contractor, real estate broker/agent, partner, lender, customer, supplier or competitor, except that loans or guarantees of personal obligations are prohibited from any material contractors or broker/agents under any circumstance.

Corporate Boards

The director of an organization has access to sensitive information and charts the course of the entity. If you are invited to serve as a director of an outside organization, the Company must take safeguards to shield both the Company and you from even the appearance of impropriety. For that reason, any employee invited to join the board of directors of another organization (including a non-profit or other charitable organization) must obtain the approval of the President or General Counsel. Directors who are invited to serve on other boards should promptly notify the Chairman.

Corporate Opportunities

Directors, officers and employees of the Company have a primary business and ethical responsibility to the Company to avoid any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the official duties of their respective positions in the Company. Moreover, directors, officers and employees of the Company should not use corporate property, information or position for improper personal gain, nor should such persons compete with the Company directly or indirectly. At the same time, directors, officers and employees should be permitted to pursue personal business interests that present no real threat to the duty they owe to the Company to advance its legitimate interests when the opportunity to do so arises.

Corporate opportunities can include opportunities closely related to the business of the Company and any opportunities that are discovered by the director, officer or employee through the use of corporate property, information or position. Prior to pursuing a business opportunity that could just as easily be taken by the Company, the director, officer or employee is required to first offer the opportunity to the Company and fully disclose the opportunity to the Board. The Board shall make the final determination as to whether a particular opportunity can be taken by the director, officer or employee. The Company must, through the Board, waive any right to the corporate opportunity in order to take the opportunity for himself or herself.

The Board may consider the following factors in making its determination:

•	whether the opportunity is presented to the director, officer or employee in his or her individual and not his or her corporate capacity;

•	whether the opportunity is essential to the Company;

•	whether the Company holds an interest or expectancy in the opportunity; and

•	whether the director, officer or employee has wrongfully employed the resources of the Company in pursuing or exploiting the opportunity.

In the event that the Board determines that the director, officer or employee can pursue the opportunity, such opportunity shall be disclosed to the extent required by law or as may be approved by the Board in the appropriate public filing of the Company with the Securities and Exchange Commission.

Confidentiality and Retaliation

To the extent possible, we will endeavor to keep confidential the identity of anyone reporting a violation of this Code. You will be treated with dignity and respect, your concerns will be seriously addressed and you will be informed of the outcome. We will also keep confidential the identities of employees, officers or directors about whom allegations of violations are brought, unless or until it is established that a violation has occurred. It is the Company’s policy that retaliation against anyone who reports actual or suspected Code violations is prohibited; anyone who attempts to retaliate will be subject to disciplinary action, up to and including termination of employment.

Dealings with the Press and Communications with the Public

The Company’s executive management should speak for the Company. If someone outside of the Company asks you questions or requests information regarding the Company, its business or financial results, do not attempt to answer. All requests for information – from reporters, securities analysts, stockholders or the general public – should be referred to a member of executive management who will handle the request or delegate it to an appropriate person. The Company may from time to time establish specific policies and procedures concerning information requests and speaking to people outside of the Company.

Confidentiality

The Company’s legal obligations and its competitive position often mandate that this information remain confidential. Employees must maintain the confidentiality of the information entrusted to them by the Company, except when authorized by the Chairman, President, Chief Operating Officer, Chief Financial Officer, General Counsel, or as required by law. Even within the Company, confidential corporate information should be discussed only with those who have a need to know the information. Your obligation to safeguard confidential corporate information continues even after you leave the Company.

Confidential corporate information includes information relating to the Company’s financial performance (e.g., quarterly financial results of the Company’s operations) or other transactions or events, and can have a significant impact on the value of the Company’s securities. Premature or improper disclosure of such information may expose the individual involved to onerous civil and criminal penalties. Confidential corporate information also includes all non-public information that might be of use to the Company’s competitors, or harmful to the Company or its tenants or customers, if disclosed.

The same rules apply to confidential information relating to other companies with which we do business. In the course of the many pending or proposed transactions that the Company has under consideration at any given time, there is a great deal of non-public information relating to other companies to which the Company’s employees, officers and directors may have access. This could include “material” information that is likely to affect the value of the securities of the other companies.

Accounting Matters

Internal Accounting Controls

The Company places the highest priority on “best practices” disclosure. The Company’s annual reports, quarterly reports and press releases, and other public disclosure of the Company’s financial results, reflect how seriously we take this responsibility.

Each employee shares this responsibility with senior management and the Board and must help maintain the integrity of the Company’s financial records. This Code cannot include a review of any extensive accounting requirements the Company must fulfill. To meet these obligations however, the Company must rely on employee truthfulness in accounting practices. Employees must not participate in any mistreatment of the Company’s accounts. No circumstances justify the maintenance of “off-the-books” accounts to facilitate questionable or illegal payments. We trust that every employee understands that protecting the integrity of our information gathering, information quality, internal control systems and public disclosures is one of the highest priorities we have as a company.

If you ever observe conduct that causes you to question the integrity of our internal accounting controls and/or disclosure, or you otherwise have reason to doubt the accuracy of our financial reporting, it is imperative that you bring these concerns to our attention immediately. You should consult the Company’s Whistleblowing and Whistleblower Protection Policy to learn how to, and to whom you should, report any concerns. Retaliation of any kind against any employee for raising these issues is strictly prohibited and will not be tolerated.

Improper Influence on the Conduct of Audits

It is unlawful for any employee, officer or director of the Company, or any other person acting under the direction of such person, to take any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading. Any such action is a violation of this Code. Types of conduct that might constitute improper influence include the following:

•	Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services,

•	Providing an auditor with inaccurate or misleading legal analysis,

•	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting practices or procedures,

•	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting practices or procedures,

•	Blackmailing, and

•	Making physical threats.

Any employee, officer or director who engages in such conduct will be subject to sanctions under the Code, including termination of employment in the case of an employee or officer, in addition to potential civil and criminal liability.

Use and Protection of Company Assets

Proper and efficient use and protection of the Company’s assets is the responsibility of all employees, officers and directors. Company facilities, materials, equipment, information and other assets should be used only for conducting the Company’s business and are not to be used for any unauthorized purpose. Employees, officers and directors should guard against theft, carelessness, waste and abuse of Company assets in order to improve the Company’s productivity.

Records Retention

You should retain documents and other records for such period of time as you and your colleagues will reasonably need such records in connection with the Company’s business activities. All documents not required to be retained for business or legal reasons, including draft work product, should not be retained and should be destroyed in order to reduce the high cost of storing and handling the vast amounts of material that would otherwise accumulate. However, under unusual circumstances, such as litigation, governmental investigation or if required by applicable state and federal law and regulations, the General Counsel may notify you if retention of documents or other records is necessary.

Employment Practices

The Company pursues fair employment practices in every aspect of its business and will not tolerate discrimination, harassment or retaliation. The Company’s policy against discrimination applies to any legally protected status including race, color, gender, religion, national origin, disability, veteran status, and age. This policy also prohibits discrimination against any person who provides information to a federal regulatory or law enforcement agency, a member of Congress or any committee of Congress, or to a supervisor concerning conduct which the employee reasonably believes constitutes a violation of securities laws or any provision of federal law relating to fraud against shareholders. The Company also prohibits discriminatory harassment of any employee covered by the policy against discrimination. No employee, officer or director may retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination. No one may take any action harmful to any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense.

Please consult our separate sexual harassment policy for additional information and reporting procedures.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s General Counsel can provide guidance to you in this area. Please consult our separate Foreign Corrupt Practice Act Policy.

Employees should also comply with the Company’s separate Policy Regarding Contributions to California Officials.

Amendments/Waivers

Any amendment to, or waiver of, this Code for executive officers or directors of the Company may be made only by the Board, or by the Audit Committee (or, when formed, the Nominating and Corporate Governance Committee), and must be promptly disclosed to the Company’s stockholders in accordance with all applicable laws, rules and regulations.

Questions about this Code; Reporting Suspected Violations

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you are faced with a difficult business decision that is not addressed in the Code, ask yourself the following questions:

•	Is it legal?

•	Is it honest and fair?

•	Is it in the best interests of the Company?

•	How does this make me feel about myself and the Company?

•	Would I feel comfortable if an account of my actions were published with my name in the newspaper?

If you still feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s high ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Company’s General Counsel. The investigation will be handled discreetly and appropriately, and the information will be disclosed to others only on a need to know basis and as required by law. There will be no adverse action taken against employees who report violations of the Code or who participate in the investigation. If you feel appropriate action is not being taken, you should contact the Chairman or, in cases relating to the financial reporting of the Company, the chairman of the Audit Committee of the Board. You are not required to identify yourself when reporting a violation and the Company will soon be establishing a confidential hotline for reporting violations of the Code.

The Company also realizes the potentially serious impact of a false accusation. Employees are expected as part of the ethical standards required by the Code to act responsibly in making complaints. Making a complaint without a good faith basis is itself an ethical violation and will be handled according to the Code.

The Company has also adopted a Whistleblowing and Whistleblower Protection Policy to enable the anonymous and confidential submission by employees of complaints or concerns regarding (1) a violation of applicable laws, regulations, or business ethics standards, or a questionable accounting, internal accounting controls or auditing matter, and (2) the receipt, retention and treatment of employee complaints or concerns regarding such matters. Please consult this policy as necessary.

Enforcement

The conduct of each employee matters vitally to the Company. A misstep by a single employee can cost the Company dearly; it undermines all of our reputations. For these reasons, violations of this Code may lead to significant penalties, including termination of employment.

The Company’s Chairman will take such action as he or she deems appropriate with respect to any employee who violates any provision of this Code, and will inform the audit committee of the Board of all material violations. Any alleged violation by the Chairman will be presented promptly to the Audit Committee of the Board for its consideration and such action as the audit committee of the Board, in its sole judgment, shall deem warranted.

The Company’s General Counsel will keep records of all reports created under this Code and of all action taken under this Code. All such records will be maintained in such manner and for such periods as are required under applicable federal and state law.

Condition of Employment or Services

All employees, officers and directors shall conduct themselves at all times in the best interests of the Company. Compliance with this Code is a condition of employment and of continued employment with the Company, and conduct not in accordance with this Code may result in disciplinary action, including termination of employment.

This Code is not an employment contract nor is it intended to be an all-exclusive policy statement on the part of the Company. The Company reserves the right to provide the final interpretation of the policies it contains and to revise those policies as it deems necessary or appropriate.

Adopted on December 15, 2009.